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                                                                       EXHIBIT 8

                               [FORM OF OPINION]



[Dated as of Effective Date]


TeleCable Corporation
Dominion Tower
999 Waterside Drive
Norfolk, Virginia  23510

Ladies and Gentlemen:

We have acted as counsel to TeleCable Corporation, a Virginia corporation (the "Company"), in the proposed merger (the "Merger") of the Company with and into TCI Communications, Inc., a Delaware corporation ("TCIC") and a wholly-owned subsidiary of Tele-Communications, Inc., a Delaware corporation ("TCI"). Under
Article 9.2(b) of the Merger Agreement, the obligation of the Company to effect the Merger is conditioned upon the receipt of our tax opinion regarding certain Federal income tax consequences thereof. In addition, we have prepared the section in TCI's Registration Statement on Form S-4 (Registration Number 33-56135) (as amended, the "Registration Statement"), entitled "Certain Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus forming a part of the Registration Statement (the "Proxy-Prospectus"). Capitalized terms used herein without definition have the meaning ascribed to those terms in the Registration Statement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations under the Code, judicial authority and published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time.

We have examined copies of the Merger Agreement and relevant exhibits, the Registration Statement, and other records and documents that we have deemed necessary for the purpose of this opinion. As to various questions of fact material to our opinion, we have relied in part upon statements and certificates of officers and representatives of the Company, TCI and TCIC.

Based on the foregoing, in our opinion:

     (i) The Merger will constitute a "reorganization" for Federal income tax purposes within the meaning of Section 368(a) of the Code;
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TeleCable Corporation
December 14, 1994
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     (ii)  No gain or loss will be recognized by the shareholders of TeleCable upon the conversion of their shares of TeleCable Common Stock into shares of TCI Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);

     (iii) The tax basis of the shares of TCI Stock received by the shareholders of TeleCable on the conversion of TeleCable Common Stock pursuant to the Merger will be the same as the basis of the shares of TeleCable Common Stock converted (less any portion of such basis allocable to any fractional interest in any share of TCI Stock); and

     (iv) The holding period of the TCI Stock into which shares of TeleCable Common Stock are converted will include the period that such shares of TeleCable Common Stock were held by the holder, provided such shares were held as a capital asset by such holder.

Under Section 3.4(c) of the Merger Agreement, a TeleCable shareholder has the right to participate in certain stock or rights offerings by TCI. If such an offering were to occur prior to the Effective Date of the Merger, the right to participate might be characterized for federal income tax purposes as additional consideration received by such shareholder. In this event, the shareholder would recognize taxable gain equal to the lesser of (a) the amount by which the value of the TCI Stock received in the Merger and the right to participate in the offering exceeded his basis in his TeleCable Common Stock or (b) the value of the right to participate in the offering.

In our opinion, the above-referenced section of the Proxy-Prospectus contains an accurate discussion of the material Federal income tax consequences of the Merger and the transactions related thereto. Furthermore, we hereby affirm the opinions attributed to us in such section.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, which is being filed with the Securities and Exchange Commission, and to the reference to us in the Proxy-Prospectus included as part of the Registration Statement

Very truly yours,

/s/ WILKIE FARR & GALLAGHER

WILKIE FARR & GALLAGHER